Exhibit 99.1

Pliant Therapeutics Adopts Limited Duration Stockholder Rights Agreement

South San Francisco, CA—March 13, 2025 – Pliant Therapeutics, Inc. (Nasdaq: PLRX) today announced that its Board of Directors has unanimously adopted a limited duration stockholder rights agreement (the “Rights Agreement”) to protect stockholder interests.

The Board resolved to adopt the Rights Agreement in response to recent accumulations of the Company’s common stock. The Rights Agreement is intended to reduce the likelihood that any entity, person or group is able to gain control of Pliant through open market accumulation without paying all stockholders an appropriate control premium or providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all stockholders.

Pursuant to the Rights Plan, Pliant will issue, by means of a dividend, one preferred share purchase right for each outstanding share of Pliant common stock to stockholders of record on the close of business on March 25, 2025. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Pliant common stock.

The Rights Agreement will expire on March 11, 2026, or earlier, as provided in the Rights Agreement.

The terms of the Rights Agreement are consistent with other rights plans adopted by publicly-held companies. Under the Rights Agreement, the rights generally become exercisable if a person or a group of persons (each, an “acquiring person”) acquires beneficial ownership of 10% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of Pliant common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Pliant common stock at a 50% discount. In addition, if Pliant is acquired in a merger or other business combination after an unapproved party acquires 10% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of Pliant common stock, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock at a 50% discount. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of Pliant common stock per outstanding right, subject to adjustment. Except as provided in the Rights Agreement, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group beneficially owns 10% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of Pliant common stock prior to Pliant’s announcement of its adoption of the Rights Agreement, then that person’s or group’s existing ownership percentage will be grandfathered (except that, with certain exceptions, if at any time after the announcement of the adoption of the Rights Agreement such person or group increases its ownership of Pliant common stock, such person’s or group’s ownership percentage will no longer be considered grandfathered).

Additional information regarding the Rights Agreement will be contained in a current report on Form 8-K to be filed by Pliant with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to Pliant.

About Pliant Therapeutics, Inc.

Pliant Therapeutics is a late-stage biopharmaceutical company and leader in the discovery and development of novel therapeutics for the treatment of fibrotic diseases. Pliant’s lead product candidate, bexotegrast (PLN-74809), is an oral, small molecule, dual selective inhibitor of αvß6 and αvß1 integrins that is in development in the lead indication for the treatment of idiopathic pulmonary fibrosis, or IPF. Bexotegrast has received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) and Orphan Drug Designation from the European Medicines Agency in IPF. Pliant is conducting a Phase 1 study of PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of solid tumors. In addition, Pliant has received regulatory clearance for the conduct of a Phase 1 study of PLN-101325, a monoclonal antibody agonist of integrin α7ß1 targeting muscular dystrophies.

Investor and Media Contact:

Christopher Keenan

Vice President, Investor Relations and Corporate Communications

Pliant Therapeutics, Inc.

ir@pliantrx.com

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